December 7, 2018

Pi-Yun Chu
Chief Financial Officer
Omphalos, Corp
Unit 2, 15 Fl.,
No. 83, Nankan Rd. Sec. 1
Luzhu Dist., Taoyuan City
33859, Taiwan

       Re: Omphalos, Corp
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed March 29, 2018
           File No. 000-32341

Dear Ms. Chu:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Electronics
and Machinery
cc:    Joan Wu